Exhibit 99.1

Omnitek Engineering Appoints New Chief Financial Officer

VISTA, Calif., July 27, 2015 (GLOBE NEWSWIRE) -- Omnitek Engineering Corp. (OTCQB:OMTK) today announced the appointment of Richard L. Miller as chief financial officer -- succeeding Alicia Rolfe who elected to retire from her position to honor personal commitments, as noted in a recent Form 8-K filing.

"We appreciate Alicia's service as chief financial officer and look forward to working with Richard at an exciting juncture in the company's accelerating growth as a global leader in diesel-to- natural gas engine conversions," said Werner Funk, president and chief executive officer of Omnitek Engineering Corp.

Richard Miller, 55, has more than 16 years of financial management and accounting experience. Prior to joining Omnitek, he served as controller for American Rim Supply, Inc., a privately held company based in Carlsbad, California. He previously served as assistant controller for Crestone Group, LLC, a Carlsbad-based commercial bakery with three facilities. Earlier in his career, Miller was a tax manager with J.H. Cohn, LLP, a regional full-service accounting firm headquartered in New Jersey. He is a certified public accountant (inactive) and double majored in communications and psychology, earning a Bachelor of Arts degree with honors from the University of California, Los Angeles.

About Omnitek Engineering Corp.

Omnitek Engineering Corp. develops and sells proprietary diesel-to-natural gas engine conversion systems and complementary products, including new natural gas engines that utilize the company's technology -- providing global customers with innovative alternative energy and emissions control solutions that are sustainable and affordable. Additional information is available at www.omnitekcorp.com

Some of the statements contained in this news release discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking'' information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirements, completion of R&D and successful commercialization of products/services, patent completion, prosecution and defense against well-capitalized competitors. These are serious risks and there is no assurance that our forward-looking statements will occur or prove to be accurate. Words such as "anticipates,'' "expects,'' "intends,'' "plans,'' "believes,'' "seeks,'' "estimates,'' and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Gary S. Maier
         Maier & Company, Inc.
         (310) 471-1288

Source: Omnitek Engineering Corp.